Exhibit 23.1

CLARKSONS St. Magnus House 3 Lower Thames Street London EC3R 6HE +44 (0) 20 7334 0000

Seaspan Corporation

January 17, 2011

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-3 (No. 333-168938) as filed with the Securities and Exchange Commission on August 19, 2010, and the preliminary Prospectus Supplement dated January 19, 2011 and related final Prospectus Supplement (collectively, the “Prospectus Supplement”) relating to the public offering of Series C Cumulative Redeemable Perpetual Preferred Shares of Seaspan Corporation (the “Company”). We hereby consent to all references to our name in the Prospectus Supplement and to the use of the statistical and other information supplied by us set forth in the section of the Prospectus Supplement entitled “The International Containership Industry.” We further advise the Company that our role has been limited to the provision of such statistical and other information supplied by us. With respect to such statistical data, we advise you that:

•	some industry data included in this discussion is derived from estimates or subjective judgments;

•	the published information of other maritime data collection agencies may differ from this data; and

•

while we have taken reasonable care in the compilation of the Shipping Information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement described above, as amended, and to the references to our firm in the section of the Prospectus Supplement entitled “The International Containership Industry.”

For and on behalf of	For and on behalf of
Clarkson Research Services Limited	Clarkson Research Services Limited
Signature: /s/ Cliff Tyler	Signature: /s/ Stephen James Gordon
Name: Cliff Tyler	Name: Stephen James Gordon
Designation: Director	Designation: Director

H. Clarkson & Company Limited England No 152738 : Registered Office as above

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